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                          CHEVRONTEXACO CAPITAL COMPANY
                               SPECIAL RESOLUTION


WHEREAS it is desirable that the private company clause contained in Article 14 of the Articles of Association of the Company be amended to permit the offering of notes to the public;

NOW THEREFORE BE IT RESOLVED as a special resolution of the Company that the Articles of Association of the Company be and are hereby amended so that Article 14 of the Articles of Association of the Company shall immediately following the enactment of this resolution read as follows: ;

        14. The Company is a private company, and:

        (1) no transfer of any share of the Company shall be effective unless or until approved by the directors;

        (2) the number of holders of issued and outstanding shares of the Company, exclusive of persons who are in the employment of the Company or in the employment of an affiliate of the Company and exclusive of persons who, having been formerly in the employment of the Company or the employment of an affiliate of the Company, were, while in that employment, and have continued after termination of that employment, to own at least one share of the Company, shall not exceed 50 in number, two or more persons or companies who are the joint registered owners of one or more shares being counted as one holder; and

        (3) the Company shall not invite the public to subscribe for any of its shares.

        In this Article, "private company" has the meaning ascribed to it in the Securities Act (Nova Scotia).

                              C E R T I F I C A T E

I hereby certify that the foregoing resolution is a true copy of a special resolution duly passed by being signed by all of the shareholders of the Company who would be entitled to vote on the resolution at a meeting, all in accordance with the provisions of sub-section (1) of s. 92 of the Companies Act of Nova Scotia.

WITNESS my hand and seal of the Company this 4 day of September, 2002.


                                        /s/ Walker C. Taylor
                                        ----------------------------------------
                                        Name: Walker C. Taylor
                                        Title: Assistant Secretary
                                        ChevronTexaco Capital Company